Exhibit 10.48

Food • Supplies • Business • Home

February 25, 2004

Mr. Ross E. Roeder

600 Citadel Drive

Commerce, CA 90040

Re: Second Amendment to Employment Agreement

Dear Ross:

With respect to the agreements between you and Smart & Final Inc. (the “Company”), dated as of January 1, 1999 and May 11, 2001, copies of which are attached hereto as Exhibits A and B (collectively, the “Amended Agreement”), you and the Company have agreed to modify the Amended Agreement as described below (this “Second Amendment”). Except to the extent specifically modified herein, the Amended Agreement shall remain in full force and effect. Capitalized terms used but not defined or modified herein shall have the meanings set forth in the Amended Agreement.

1.	Positions. You have agreed to continue to serve as the Company’s Chairman and Chief Executive Officer (“CEO”) for the term provided in paragraph 2 below. Following the CEO Termination Date defined in paragraph 2 below, you shall continue in the position of non-executive Chairman for a period of one year thereafter. In addition to your regular duties in the non-executive Chairman position, you shall provide the Company with the following consulting services, as an on-going, non-executive employee (“senior advisor”) of the Company: (a) serve as Company spokesperson to the extent requested by the successor CEO for purposes including, but not limited to, investor relations, public relations, community and vendor relations, and internal communications; and (b) provide guidance to the successor CEO on marketing programs and other key strategies. As non-executive Chairman and senior advisor, you shall devote such time as you in good faith deem necessary to perform the duties of such position, but in no event shall the total hours devoted to your service as non-executive Chairman and senior advisor average more than 20 hours per week.

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2.	Term. You shall serve as the CEO until May 20, 2004 or such later date determined by the Board of Directors of Smart & Final Inc. (the “Board”), but in no event later than June 30, 2004 without your further consent (the “CEO Termination Date”). Your position as non-executive Chairman and senior advisor shall continue for a period of one year following the CEO Termination Date, unless terminated earlier by you after providing the Board with 60 days’ advance written notice of your resignation; provided, however, that in no event shall the effective date of any such resignation be prior to July 1, 2004. The period from the current date through the end of your term as non-executive Chairman and senior advisor shall be the “Employment Term.”

3.	CEO Base Salary, Annual Bonus and Benefits. Until the CEO Termination Date, the Company shall pay to you a base salary at an annual rate of $700,000, and you shall be entitled to receive all of the payments and benefits provided under the Amended Agreement, except as modified by this Second Amendment. During your term as CEO in 2004, you shall continue to participate in the bonus program with a target of 100% of your salary, prorated based on the number of days in 2004 you serve as CEO. In addition, you shall receive a special one-time bonus in the amount of $300,000 for your assistance with the transition to the successor CEO, which bonus shall be paid to you on or before March 1, 2004. Such bonus will not be eligible for deferral under the Company’s Supplemental Deferred Compensation Plan. As soon as administratively practicable following the CEO Termination Date, you will be paid any accrued but unused vacation as of the CEO Termination Date.

4.	Non-Executive Chairman and Senior Advisor Compensation and Benefits. During your term as non-executive Chairman and senior advisor, the Company shall pay to you a base salary at the annual rate of $350,000, and you shall be entitled to receive all of the payments and benefits provided under the Amended Agreement, except as modified by this Second Amendment. During your term as non-executive Chairman and senior advisor, you shall receive 50% of the CEO bonus paid during that period, prorated in 2004 and again in 2005 in proportion to the respective duration of your service as non-executive Chairman and senior advisor in the 2004 and 2005 fiscal years. The Company specifically acknowledges and consents to certain benefit elections you have made, as follows: (y) payments under the Supplemental Deferred Compensation Plan shall be made in the form of ten annual installments; and (z) payments under the SERP shall be made in the form of the joint and 50% survivor option, with Mary Anne Reilly as your designated survivor for such purposes. For purposes of both the Supplemental Deferred Compensation Plan and the SERP, payments will

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commence following “Retirement” (as used in such Plans) and your Retirement shall be deemed to occur at the end of the Employment Term. Except as expressly provided in this paragraph 4, no other retainer, fees or benefits generally payable to the Company’s directors shall be payable to you during your term as non-executive Chairman and senior advisor and you hereby release the Company from the obligation to pay any such retainer, fees or benefits.

5.	Benefits Following Employment Term. In addition to the benefits specified in paragraph 4 above, following the Employment Term: (a) you and Mary Anne Reilly shall be eligible to receive the retiree medical insurance coverage set forth in Section 8.f. of the Amended Agreement (including the “Executive Supplement” thereto, which currently provides payments for otherwise unreimbursed medical expenses up to $9,500 per year) for the remainder of your lives, with the Company to pay the full cost of such coverage; provided, however, the Company shall provide such coverage to Ms. Reilly only to the extent that you and she remain domestic partners (other than by reason of your death), as such term is defined below; (b) your SERP benefit will be calculated by reference to the five years of service used in calculating Final Average Compensation, and paid in the amounts, set forth in the worksheet that was provided to you immediately prior to signing this Second Amendment, except as such amounts may be increased pursuant to the terms of the SERP and by reason of your service as CEO beyond the date assumed in such worksheet, less the required offset for benefits payable to you under the Company’s qualified pension plan and any reduction due to a less-than-projected annual bonus included in the calculation of your Final Average Compensation for 2003 or 2004; and (c) under the SERP, your 2003 bonus (payable in 2004) shall be applied toward either 2003 or 2004 for purposes of calculating your Final Average Compensation, according to whichever application results in the most valuable SERP benefit for you and the one-time bonus set forth in paragraph 3 hereof shall be applied toward 2004. You certify that you and Ms. Reilly are currently “domestic partners,” which for purposes of this Second Amendment shall mean that each of you reside in the same household, have a committed relationship to the other, and intend to continue such relationship indefinitely. You agree to notify the Company promptly if you and Ms. Reilly cease to be domestic partners for any reason.

6.	Office/Expenses. During your term as non-executive Chairman, you shall not be required to travel to the Company’s headquarters in Commerce, California, as a regular work location, but you shall be expected to spend such time there as is reasonably necessary to ensure a smooth transition between you and the successor CEO. You shall be provided with an office and administrative support at the Company’s headquarters in Commerce, both during the remainder of the

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Employment Term and for your term as non-executive Chairman and senior advisor. The Company shall continue to reimburse you for your reasonable business, entertainment and travel expenses (including, without limitation, any such expenses associated with the maintenance of your office in St. Petersburg, Florida, and travel in furtherance of the Company’s business between your offices in St. Petersburg and Commerce), both during the remainder of the Employment Term and for your term as non-executive Chairman and senior advisor, in the same manner and at the same levels as in effect prior to the date of this Second Amendment. It is agreed that the Company will pay the legal expenses you incur in connection with the negotiation and preparation of this Second Amendment up to a maximum of $35,000.

7.	Restricted Stock. The Company shall have no contractual obligation to grant you a specified amount of restricted stock during the Employment Term in 2004 or 2005, but will consider during these periods whether to grant any restricted stock awards to you at its sole discretion in light of your service to the Company. All of your Restricted Shares and shares of Restricted Stock shall vest upon the earlier of (a) a Change in Control and (b) the end of the Employment Term other than as a result of your termination for Cause. In the event of a Going Private Transaction, your Restricted Shares and shares of Restricted Stock shall be subject to the provisions of Section 6.a. of the Amended Agreement. You have released the Company from the obligation to make a Section 83(b) loan and pay you a grossed-up bonus pursuant to Section 6.b. of the Amended Agreement.

8.	Stock Options. The Company shall have no contractual obligation to grant you a specified amount of stock options during the Employment Term in 2004 or 2005, but will consider during these periods whether to grant any stock options to you at its sole discretion in light of your service to the Company. All of your outstanding stock options shall immediately vest upon the earlier of (a) a Change in Control and (b) the end of the Employment Term other than as a result of your termination for Cause, and such options shall remain exercisable for the three-year period following such Employment Term end date, but in no event beyond the expiration of each option’s stated term. In the event of a Going Private Transaction, your stock options shall be subject to the provisions of Section 7.a. of the Amended Agreement. In exercising your outstanding stock options, the Company agrees that you may pay (x) tax withholding up to the minimum statutory rate (or such greater rate permitted without the Company incurring a financial accounting charge) by the surrender of shares otherwise issuable upon exercise of the option and (y) the exercise price and tax withholding, including any tax withholding above the rate set forth in clause (x), by (i) your tender to the Company of a sufficient number of shares (valued at fair market value), such shares to be mature shares to the extent necessary to avoid a financial accounting charge to the Company, or (ii) a broker-assisted

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cashless exercise, but only to the extent that such exercise is then permitted under applicable law, as reasonably determined by the Company.

9.	Improper Termination. In the event that the Company terminates (or fails to commence) your service as non-executive Chairman and senior advisor as set forth herein for any reason other than Cause or your voluntary resignation, you shall be entitled to receive all payments, benefits, grants and vesting privileges to which you would have been entitled under the Amended Agreement, as amended by this Second Amendment, had you served in such position throughout the one-year period following the CEO Termination Date.

* * * *

If agreed to by you, the Amended Agreement, as further amended by this Second Amendment, contains all of the terms of your employment with the Company and your service as non-executive Chairman and senior advisor, and it supersedes any prior understandings or agreements, whether oral or written, between you and the Company with regard to its subject matter.

You may indicate your acceptance of this Second Amendment and your agreement with its terms by signing and dating below. Please return the signed original to my attention.

Very truly yours,

SMART & FINAL INC.

By:	/s/ Timm F. Crull
Timm F. Crull
Authorized Member of the Board

AGREED AND ACCEPTED:

/s/ Ross E. Roeder
Ross E. Roeder

Dated: 2 March 04